Exhibit 10.1

Execution Version

CITIGROUP GLOBAL MARKETS INC.

388 Greenwich Street

New York, NY 10013

CONFIDENTIAL

March 22, 2021

SYNNEX Corporation

44201 Nobel Drive

Fremont, CA 94538

Attention: Marshall Witt, Chief Financial Officer

Project Spire

Bridge Commitment Letter

Ladies and Gentlemen:

You have advised Citi (as defined below) (“we”, “us” or the “Commitment Parties”) that SYNNEX Corporation, a Delaware corporation (“Parent” or “you”) intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet, and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”). For the purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein.

1.	Commitments.

In connection with the Transactions, Citi is pleased to advise you of its commitment to provide each Bridge Facility as further described in the Term Sheet:

(i)     a senior unsecured term bridge facility in an aggregate amount equal to $1,500,000,000 (the “Term Loan A Bridge Facility”),

(ii)     a senior unsecured term bridge facility in an aggregate amount equal to $2,500,000,000 (the “Capital Markets Bridge Facility” and together with the Term Loan A Bridge Facility, the “Term Bridge Facility”), and

(iii)     a senior unsecured revolving credit facility in an aggregate amount equal to $3,500,000,000 (the “Bridge Revolving Facility” and collectively with the Term Bridge Facility, the “Bridge Facilities”)

(in each case, as such amounts may be reduced after the date hereof on the terms set forth in and consistent with the “Mandatory Commitment Reduction and Prepayment” section of the Term Sheet and pursuant to Section 3 below) (the initial lender of the Bridge Facilities on the date hereof, the “Signing Date Lender” and, collectively, with any other lender that becomes a party hereto pursuant to Section 3 is referred to herein as an “Initial Lender” and, collectively, the “Initial Lenders”). The commitments and other obligations of the Signing Date Lender and any other Permitted Lender selected in accordance with Section 3 below that becomes a Commitment Party hereunder shall be several and not joint.

2.	Titles and Roles.

It is agreed that (i) Citi will act as sole lead arranger for each of the Bridge Facilities (in such capacity, the “Sole Arranger”), (ii) Citi will act as a sole bookrunner for each of the Bridge Facilities (in such capacity, the “Sole Bookrunner”) and (iii) Citi will appear on the top left on the marketing materials for the Bridge Facilities and Citi shall be appointed to serve as an administrative agent (in such capacity, the “Administrative Agent”) in respect of the Bridge Facilities in accordance with the Term Sheet. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners or co-bookrunners will be appointed, no other titles will be awarded and no compensation will be paid by you or any of your affiliates to any Lender (as defined below) in respect of its commitment to participate in the Bridge Facilities unless you and Citi shall so agree.

3.	Syndication.

The Sole Arranger reserves the right, prior to and/or after the Closing Date (as defined below) to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Sole Arranger in coordination and after consultation with you and acceptable to you (such banks, financial institutions and other institutional lenders, together with the Initial Lenders, the “Lenders”). The selection of the Lenders (a) from the date hereof until 60 days following the date hereof (the “Initial Syndication Period”) shall be made jointly by the Sole Arranger and you in accordance with the Syndication Plan (as defined below) and (b) following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, shall be made by the Sole Arranger in consultation with you. Any Lender that is selected in accordance with the foregoing provisions is referred to as a “Permitted Lender”. In connection with the syndication of the Bridge Facilities, you agree, at the request of the Sole Arranger, to enter into one or more customary joinder agreements to this Commitment Letter and/or an amendment and restatement of this Commitment Letter (and/or any separate fee letter) (collectively, the “Joinder Documentation”), in each case, pursuant to which any Permitted Lender may become an additional “Commitment Party” and “Initial Lender” and extend a commitment in respect of any or all of the Bridge Facilities directly to you, which may contain provisions determined by the Sole Arranger in accordance with the syndication provisions set forth above with respect to the allocation of titles and roles, rights and responsibilities in connection with the syndication of the Bridge Facilities, the allocation of any reduction in the amount of the Bridge Facilities and the allocation to such Permitted Lender of fees provided for in the Fee Letter (but which will not add any new conditions to the availability of the Bridge Facilities or change the terms of any Bridge Facility or increase the aggregate compensation payable by you in connection therewith as set forth in this Commitment Letter and the Fee Letter). The commitments of the Signing Date Lender hereunder with respect to each Bridge Facility shall be reduced dollar-for-dollar and, to the extent of such reduction, the Signing Date Lender shall be released from its obligations with respect thereto, as and when commitments in respect of such Bridge Facility are received from any Permitted Lender upon such Permitted Lender (A) becoming a party to this Commitment Letter as an additional “Commitment Party” and an “Initial Lender” pursuant to the Joinder Documentation or (B) becoming a party to the Bridge Facilities Documentation as a “Lender” thereunder.

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Notwithstanding the Sole Arranger’s right to syndicate the Bridge Facilities and receive commitments with respect thereto (but subject to the preceding paragraph above),

(i)     no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Bridge Facilities on the date of the consummation of the Acquisition (the date of such consummation, the “Closing Date”)) in connection with any syndication, assignment or participation of the Bridge Facilities, including its commitments in respect thereof, until after the initial funding of the Bridge Facilities on the Closing Date has occurred,

(ii)     no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Bridge Facilities until after the initial funding of the Bridge Facilities on the Closing Date and

(iii)     unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bridge Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Bridge Facilities and in no event shall the commencement or successful completion of syndication of the Bridge Facilities constitute a condition to the availability or funding of the Bridge Facilities on the Closing Date. The Sole Arranger shall commence syndication efforts promptly after the date hereof and as part of their syndication efforts, it is their intent to have Lenders commit to the entire amount of each of the Bridge Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (x) the Closing Date and (y) the achievement of a Successful Syndication (as defined in the Fee Letter) (such earlier date, the “Syndication Date”) (or such later date as Parent may reasonably agree), you agree actively to assist the Sole Arranger in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation,

(a)     your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and, to the extent practical and appropriate and in all instances only to the extent provided under the Merger Agreement, the Acquired Company’s and its subsidiaries’ existing lending and investment banking relationships,

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(b)     direct contact between senior management, certain representatives and certain advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and only to the extent provided under the Merger Agreement, such contact between senior management, certain representatives or certain advisors of the Acquired Company and its subsidiaries, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations to be mutually agreed upon,

(c)     your assistance (including the use of commercially reasonable efforts to cause, to the extent practical and appropriate and only to the extent provided under the Merger Agreement, the Acquired Company and its subsidiaries to assist) in the preparation of the Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication,

(d)     the hosting, with the Sole Arranger, of a reasonable number of meetings (which shall occur via telephone or video conference) to be mutually agreed upon of prospective Lenders at times to be mutually agreed upon (and your using commercially reasonable efforts to cause, to the extent practical and appropriate and only to the extent provided under the Merger Agreement, the relevant senior officers of the Acquired Company to be available for such meetings) and

(e)     prior to the Syndication Date, ensuring there being no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of you or any of your subsidiaries, and after using your commercially reasonable efforts, to the extent practical and appropriate and not in contravention of the terms of the Merger Agreement, the Acquired Company or any of its subsidiaries, being offered, placed or arranged (other than (A) the Bridge Facilities and the Credit Facilities, (B) the Senior Notes, (C) borrowings under, or an increase or amendment to your or your subsidiaries’ available commitments in your and your subsidiaries’ trade receivable securitization to the extent permitted under, your existing Credit Agreement originally dated as of November 27, 2013 (the “Existing Credit Agreement”), (D) borrowings under, or an increase or amendment to credit facilities of, any your foreign subsidiaries to the extent permitted under the Existing Credit Agreement in the ordinary course of business, (E) any indebtedness incurred to refinance or replace any indebtedness that has become due or has matured in accordance with its terms or scheduled to become due or mature prior to December 31, 2022 (including, without limitation, the Existing Credit Agreement) in an aggregate amount not to exceed facilities being refinanced or replaced, (F) any indebtedness of the Acquired Company and its subsidiaries not prohibited from being incurred or remaining outstanding under the Merger Agreement) without the written consent of the Sole Arranger (such consent not to be unreasonably withheld or delayed), and (G) indebtedness, loans, and advances among your and/or your subsidiaries in the ordinary course of business), in each case, if such issuance, offering, placement or arrangement would materially and adversely impair the primary syndication of the Bridge Facilities (it is understood that your, the Acquired Company’s and your and their subsidiaries’ deferred purchase price obligations, commercial paper issuances, ordinary course working capital (including trade receivables securitizations and other trade receivables financings, factoring arrangements, letter of credit facilities or supply chain financings, but excluding increases to the facility size of the Acquired Company’s existing credit facility) facilities and ordinary course capital lease, or purchase money and equipment financings will not be deemed to materially and adversely impair the primary syndication of the Bridge Facilities).

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Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the compliance with any of the other provisions set forth in this paragraph, including in any of clauses (a) through (e) above or the next succeeding paragraph, shall not constitute a condition to the commitments hereunder or the funding of the Bridge Facilities on the Closing Date.

The Sole Arranger, in its capacity as such, will manage, in coordination and after consultation with you, all aspects of any syndication of the Bridge Facilities, including decisions as to the selection of institutions acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the third preceding paragraph and your rights of appointment set forth in the fourth preceding paragraph), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders; provided, however, it is understood and agreed that the Sole Arranger shall use their commercially reasonable efforts to syndicate the Bridge Facilities in accordance with the syndication plan provided to Parent on March 13, 2021 (as such plan may be amended after the date hereof in a manner agreed by the Sole Arranger and you, the “Syndication Plan”). To assist the Sole Arranger in its syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause, to the extent practical and appropriate and only to the extent provided under the Merger Agreement, the Acquired Company and its subsidiaries to provide) to the Sole Arranger customary information with respect to Parent, the Acquired Company and their respective subsidiaries and the Transactions, including customary financial estimates, forecasts and other projections (such information, estimates, forecasts and other projections delivered to us by you, the “Projections”). For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Acquired Company or any of your or their respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent feasible and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Bridge Facilities shall be those required to be delivered pursuant to paragraph 2 of Exhibit C hereto.

You hereby acknowledge that the Sole Arranger will make available Projections and other customary offering and marketing material and presentations, including a customary confidential information memorandum to be used in connection with the syndication of the Bridge Facilities (the “Information Memorandum”) (such Projections, other offering and marketing material and the Information Memorandum, collectively, with the Term Sheet, the “Information Materials”) subject to click-through confidentiality terms reasonably acceptable to you to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, DebtDomain, Debt X, SyndTrak Online or by similar electronic means. You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

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It is understood that in connection with your assistance described above, customary authorization letter(s) executed by you will be included in any Information Materials that authorize the distribution thereof to prospective Lenders and the Information Materials shall exculpate us, you, the Acquired Company and our, your and the Acquired Company’s respective affiliates with respect to any liability related to the use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof.

4.	Information.

You hereby represent and warrant that (with respect to information relating to the Acquired Company and its subsidiaries and its and their respective businesses, to your knowledge)

(a)    all written factual information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”), that has been or will be made available to the Commitment Parties by you, the Acquired Company or by any of your or its subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and

(b)     the Projections that have been or will be made available to the Commitment Parties by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.

You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Acquired Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that such representations and warranties will be correct in all material respects under those circumstances (or, in the case of the Information relating to the Acquired Company and its subsidiaries and its and their respective businesses, to your knowledge, such representations and warranties are correct in all material respects under those circumstances); provided that such supplementation shall cure any breach of such representations. In arranging and syndicating the Bridge Facilities, the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections. Without limiting your obligations under this paragraph, it is understood that the Initial Lenders’ commitment with respect to the Bridge Facilities hereunder is not conditioned upon the accuracy of, or your compliance with, the representations, warranties and covenants in this paragraph.

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5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Sole Arranger and the Sole Bookrunner to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated as of the date hereof with respect to the Bridge Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth herein or therein or as otherwise separately agreed to in writing by you and us.

6.	Conditions.

The commitments of the Initial Lenders hereunder to close and fund the Bridge Facilities on the Closing Date and the agreements of the Sole Arranger and the Sole Bookrunner to perform the services described herein are subject solely to (a) the applicable conditions set forth in the sections entitled “Conditions to Borrowing on the Closing Date” in Exhibit B hereto and (b) the conditions set forth in Exhibit C, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the closing and funding of the Bridge Facilities shall occur (such conditions, the “Funding Conditions”). It is understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Bridge Facilities Documentation.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Bridge Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary

(i)    the only representations and warranties the accuracy of which shall be a condition to the availability of the Bridge Facilities on the Closing Date shall be

(a)     such of the representations made by the Acquired Company with respect to the Acquired Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (and/or their) obligations under the Merger Agreement or the right to decline to consummate the Merger in accordance with the terms thereof as a result of a breach of such representations in the Merger Agreement (the “Specified Merger Agreement Representations”) and

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(b)     the Specified Representations (as defined below) in the Bridge Facilities Documentation and

(ii)     the terms of the Bridge Facilities Documentation shall be in a form such that they do not impair the availability of the Bridge Facilities on the Closing Date if the applicable Funding Conditions are satisfied (or waived by the Commitment Parties).

For purposes hereof, “Specified Representations” means the applicable representations and warranties of the Borrower set forth in the Bridge Facilities Documentation relating to organizational existence thereof, power and authority, due authorization, execution and delivery, and enforceability, in each case related to the entering into, borrowing under and performance of the Bridge Facilities Documentation; Federal Reserve margin regulations; the Patriot Act; the use of the proceeds of the Bridge Facilities not violating FCPA or OFAC; the Investment Company Act; solvency as of the Closing Date (after giving effect to the Transactions) of Parent and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to Exhibit C); no bankruptcy event of default; and the incurrence of the loans to be made under the Bridge Facilities and the entering into of the Bridge Facilities Documentation, do not conflict with the organizational documents of the Borrower.

Notwithstanding anything to the contrary herein, the Bridge Facilities Documentation shall not contain (a) any conditions precedent to closing and/or funding other than the Funding Conditions or (b) any representation or warranty, affirmative, negative or financial covenant or event of default not specified in the Funding Conditions, the making, accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Bridge Facilities. The failure of any representation or warranty (other than the Specified Representations and the Specified Merger Agreement Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to funding under any of the Bridge Facilities. The Initial Lenders and the Sole Arranger will cooperate with the Parent as reasonably requested in coordinating the timing and procedures for the execution of the Bridge Facilities Documentation and the initial borrowing thereunder in a manner consistent with the Merger Agreement. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

7.	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the Bridge Facilities Documentation, you agree

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(a)    to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, controlling persons, advisors and other representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from, or in connection with any claim, litigation, investigation or proceeding relating to this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions, the Bridge Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by or against you, your equity holders, affiliates or creditors or any other third person, and to promptly reimburse after receipt of a written request, each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) material to the interests of all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and retains its own counsel, by another firm of counsel for such affected Indemnified Person and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) material to the interests of such Indemnified Person) and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from

(i)    the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) (as determined by a court of competent jurisdiction in a final and non-appealable decision),

(ii)     a material breach of the obligations of such Indemnified Person or any Related Indemnified Person under this Commitment Letter or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or

(iii)    any Proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates;

provided that the Administrative Agent, the Sole Arranger and the Sole Bookrunner to the extent fulfilling their respective roles as an agent or arranger under the Bridge Facilities and in their capacities as such, shall remain indemnified in such Proceedings to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso apply to such person at such time and

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(b)     to reimburse each Commitment Party from time to time, upon presentation of an invoice, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of outside counsel to the Commitment Parties, the Sole Arranger, the Sole Bookrunner and the Administrative Agent appointed pursuant to the Term Sheet (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and retains its own counsel, of another firm of counsel for such affected Indemnified Person), and, if necessary, of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (not to be unreasonably withheld or delayed)), in each case incurred in connection with the Bridge Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, and the Bridge Facilities Documentation (collectively, the “Expenses”).

The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Bridge Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter,

(i)     no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of, or a material breach of the obligations under this Commitment Letter or the Fee Letter by, such Indemnified Person or any Related Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and

(ii)     none of you (or any of your affiliates), the Acquired Company (or any of its affiliates) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Bridge Facilities and the use of proceeds thereunder), or with respect to any activities related to the Bridge Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Bridge Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 7.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. It is further agreed that the Commitment Parties shall be severally liable in respect of their commitments to each Bridge Facility, on a several, and not joint basis with any other Lender.

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You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement. Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

“Related Indemnified Person” of an Indemnified Person means (i) any controlling person or any affiliate of such Indemnified Person, (ii) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or any of its affiliates and (iii) the respective agents, advisors and representatives of such Indemnified Person or any of its controlling persons or any of its affiliates, in the case of this clause (iii), acting at the instructions of such Indemnified Person, controlling person or such affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnified Person or any of its controlling persons or any of its affiliates engaged to represent or otherwise advise such Indemnified Person, controlling person or affiliate in connection with the Transactions is to be deemed to be acting at the instruction of such person).

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Acquired Company and your and their respective subsidiaries and affiliates may have conflicting interests. The Commitment Parties and their respective affiliates will not use confidential information obtained from you, the Acquired Company or any of your or their respective subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Acquired Company or any of your or their respective subsidiaries or affiliates in connection with the performance by them or their affiliates of services for other persons, and the Commitment Parties and their respective affiliates will not furnish any such information to other persons, except to the extent permitted below. You also acknowledge that the Commitment Parties and their respective affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Acquired Company or any of your or their respective subsidiaries or affiliates confidential information obtained by them from other persons.

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As you know, the Commitment Parties and their respective affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you (and your affiliates), the Acquired Company (and its affiliates), the Acquired Company’s and your respective customers or competitors and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you (and your affiliates), the Borrower, the Acquired Company (and its affiliates) or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Acquired Company, you and your and their respective subsidiaries and affiliates and are under no obligation to disclose any conflicting interest to you, the Acquired Company and your and their respective subsidiaries and affiliates. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between such Commitment Party and its respective affiliates, on the one hand, and you, the Acquired Company, your and their respective equity holders or your and their respective subsidiaries and affiliates, on the other hand. You acknowledge and agree that

(i)    the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other,

(ii)     in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, the Acquired Company, your and their respective management, equity holders, creditors, subsidiaries, affiliates or any other person,

(iii)     each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you, the Acquired Company or your or their respective affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party or any of its affiliates has advised or is currently advising you or the Acquired Company or any of your or their respective affiliates on other matters) and no Commitment Party has any obligation to you, the Acquired Company or your or their respective affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letter and

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(iv)     the Commitment Parties and their respective affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary, agency or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

Furthermore, without limiting any provision set forth herein, you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates (in our capacities as Commitment Parties hereunder) for breach of fiduciary duty or alleged breach of fiduciary duty arising out of this Commitment Letter or the transactions contemplated hereby and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, to any person or entity without the prior written approval of the Sole Arranger (such approval not to be unreasonably withheld, delayed or conditioned), except

(a)     to your and any of your affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders who are informed of the confidential nature thereof, on a confidential and need-to-know basis,

(b)     if the Commitment Parties consent in writing to such proposed disclosure or

(c)     pursuant to an order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities or as reasonably necessary in connection with the exercise of remedies with respect to, or the enforcement of your rights under, this Commitment Letter, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure);

provided that

(i)     you may disclose this Commitment Letter and the Fee Letter (redacted in a manner reasonably acceptable to the Sole Arranger) and the contents of each thereof (including the Term Sheet and other exhibits and attachments hereto) to the Acquired Company, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis,

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(ii)     you may disclose the Commitment Letter and its contents (including the Term Sheet and other exhibits and attachments hereto) (but not the Fee Letter or the contents thereof) in any syndication or other offering or marketing materials in connection with the Bridge Facilities (including the Information Materials), the Senior Notes or in connection with any public or regulatory release or filing relating to the Transactions,

(iii)     you may disclose the Term Sheet and other exhibits and attachments to the Commitment Letter, and the contents thereof, to potential Lenders,

(iv)     you may disclose the aggregate fee amount contained in the Fee Letter as part of any Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facilities, the Senior Notes or in any public or regulatory filing relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation) or any offering or private placement of the Senior Notes, and

(v)     you may disclose this Commitment Letter and the Fee Letter and the contents of each thereof (including the Term Sheets and other exhibits and attachments hereto) to any Permitted Lender to the extent in contemplation of joining such person pursuant to the provisions of the proviso set forth in Section 3 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and other advisors, on a confidential and need-to-know basis.

Each Commitment Party and its affiliates will use all information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information

(a)    pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel or as reasonably necessary in connection with the exercise of remedies with respect to, or the enforcement of such Commitment Party’s rights under, this Commitment Letter (in which case such Commitment Party agrees to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank or other regulatory authority exercising examination or regulatory authority)),

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(b)    upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank or other regulatory authority exercising examination or regulatory authority)),

(c)    to the extent that such information is or becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its Related Parties (as defined below) in violation of any confidentiality obligations owing to you, the Acquired Company or any of your or their respective subsidiaries,

(d)    to the extent that such information is or was received by such Commitment Party or any of its Related Parties from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, your affiliates, the Acquired Company or any of your or their respective subsidiaries,

(e)    to the extent that such information is independently developed by such Commitment Party or any of its Related Parties without the use of any confidential information,

(f)    to such Commitment Party’s affiliates and to its and their respective employees, officers, directors, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations and who have been advised of their obligation to keep information of this type confidential (with each such Commitment Party responsible for such person’s compliance with this paragraph) (such persons, collectively, the “Related Parties”),

(g)    to potential or prospective Lenders, hedge providers, participants or assignees,

(h)     for purposes of establishing a “due diligence” defense,

(i)     to the extent you consent in writing to any specific disclosure or

(j)     to the extent such information was already in such Commitment Party’s possession prior to any duty or other understanding of confidentiality entered into in connection with the Transactions;

provided that for purposes of clause (g) above, the disclosure of any such information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees referred to above shall be made subject to the prior acknowledgment and acceptance by such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information Materials) in accordance with customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information.

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In the event that the Bridge Facilities are funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Bridge Facilities Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties.

Subject to the immediately preceding sentence, the confidentiality provisions set forth in this Section 9 shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by the Commitment Parties pursuant to Section 3 hereof (subject to the limitations set forth in Section 3 hereof)) without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein). Each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the commitments relating to the Bridge Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Bridge Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your obligations under the Merger Agreement or the right to decline to consummate the Acquisition and (b) the determination of whether the Acquisition have been consummated in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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The Sole Bookrunner may, with your consent, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the names of the Borrower and the amount, type and closing date of the Transactions, all at the expense of such Sole Bookrunner.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Bridge Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to conditions precedent as provided in Section 6 hereof, subject to the Limited Conditionality Provisions.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally

(a)     submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court,

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(b)     waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court,

(c)     waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and

(d)     agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower in accordance with the PATRIOT Act, the Beneficial Ownership Regulation and other applicable anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Sole Arranger shall be permitted to share any and all such information with the Lenders.

The indemnification, information representation, compensation (if applicable), reimbursement, syndication (if applicable), absence of advisory or fiduciary duties, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Bridge Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in the third through seventh paragraphs of Section 3 and the second to last sentence of Section 4, and other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Bridge Facilities Documentation (to the extent covered thereby) upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to any Facility hereunder at any time, subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer as set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on March 22, 2021 (the date of such acceptance, the “Signing Date”). Upon execution and delivery of this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) prior to the consummation of the Transactions, the termination of the Merger Agreement by you in a signed writing in accordance with its terms, (ii) in the case of the Term Loan A Bridge Facility, the consummation of the Acquisition without the use of such Term Loan A Bridge Facility, (iii) in the case of the Bridge Revolving Facility, the consummation of the Acquisition without the execution, delivery and effectiveness of the definitive documentation in respect of such Bridge Revolving Facility, (iv) in the case of the Capital Markets Bridge Facility, the consummation of the Acquisition without the use of such Capital Markets Bridge Facility and (v) five business days after the Termination Date (as defined in the Merger Agreement as in effect on the date hereof and as may be extended in accordance with the terms thereof) if the Acquisition has not been consummated by such date (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,
CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Susan M. Olsen
Name:	Susan M. Olsen
Title:	Managing Director

[Project Spire Commitment Letter]

Accepted and agreed to as of
the date first written above by:

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
	Name:	Simon Y. Leung
	Title:	Senior Vice President, General Counsel
and Corporate Secretary

[Project Spire Commitment Letter]

EXHIBIT A

Project Spire

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Parent intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding equity interests of Tech Data Corporation, a Florida corporation (the “Acquired Company”), from the equity holder thereof pursuant to an Agreement and Plan of Merger (together with all exhibits and schedules thereto, collectively, and as otherwise modified or amended, the “Merger Agreement”). After giving effect to the Acquisition, Parent will own the entire Acquired Company.

In connection with the foregoing, it is intended that:

(a)    The Borrower (as defined in Exhibit B) will

(i)     obtain $1.5 billion under senior unsecured term loan A facility (the “Term Facility”),

(ii)     obtain $3.5 billion of commitments under a revolving credit facility (the “Revolving Facility” and together with the Term Facility, the “Credit Facilities”),

(iii)     issue senior unsecured notes (in one or more tranches) yielding $2.5 billion in gross proceeds (the “Senior Notes”) in one or more Rule 144A offerings, and/or

(iv)     at the Parent’s option, in lieu of some or all of the financings described in clauses (i), (ii) and (iii) above (such financings collectively, the “Permanent Financings”) obtain:

(1)     (A) the senior unsecured term bridge facility described in Exhibit B to the Commitment Letter in an aggregate principal amount of up to $1.5 billion (the “Term Loan A Bridge Facility”) and (B) the senior unsecured term bridge facility described in Exhibit B in an aggregate principal amount of up to $2.5 billion (the “Capital Markets Bridge Facility” and, together with the Term Loan A Bridge Facility, the “Term Bridge Facility”) and

(2)     up to $3.5 billion of commitments under a revolving bridge credit facility described in Exhibit B to the Commitment Letter (the “Bridge Revolving Facility” and, collectively with the Term Loan A Bridge Facility and the Capital Markets Bridge Facility, the “Facilities” and each, a “Facility”);

A-1

(b)    Pursuant to the Merger Agreement, as of the Closing Date, Parent will consummate the Acquisition in accordance with the terms thereof;

(c)    Pursuant to the Merger Agreement, Parent will issue an agreed amount of its common stock for distribution to the applicable direct or indirect shareholder of the Acquired Company as partial merger consideration; and

(d)    The proceeds of the Bridge Facilities (and/or the Senior Notes), together with cash on hand of the Acquired Company and the Parent will be applied

(i)     to pay the consideration required to consummate the Acquisition,

(ii)     to pay the fees and expenses incurred in connection with the Transactions (the “Transaction Expenses”),

(iii)     to consummate the refinancing of the following existing indebtedness (the “Refinancing”) of the Acquired Company and the Parent, respectively, outstanding under:

(A)    the Acquired Company’s existing Asset Based Credit Agreement, original dated as of June 30, 2020 (agented by Citibank, N.A.) (the “Existing Target Credit Agreement”), and

(B)    the Existing Credit Agreement (agented by Bank of America, N.A.) and the Borrower’s existing credit agreement, originally dated as of August 9, 2018 (agented by JPMorgan Chase Bank, N.A.),

(the amounts set forth in clauses (i) through (iii) above, collectively, the “Transaction Funds”) and

(iv)     the excess, if any, for general corporate purposes.

The transactions described above (including the consummation of the Acquisition and the payment of Transaction Funds) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B

Project Spire

Bridge Facilities

Summary of Principal Terms and Conditions1

Borrower:	SYNNEX Corporation (the “Borrower” or “Parent”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Bridge Administrative Agent:	Citi or one of its affiliates will act as sole administrative agent (in such capacity, the “Bridge Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Sole Arranger and Parent (together with the Initial Lenders, the “Bridge Lenders”) and will perform the duties customarily associated with such roles.

Sole Arranger and Sole Bookrunner:	Citi will act as the sole lead arranger (in such capacity, the “Sole Arranger”), and as the sole lead bookrunner (in such capacity, the “Sole Bookrunner”), in each case for the Bridge Facilities, and each will perform the duties customarily associated with such roles.

Bridge Loans:

A senior unsecured bridge loan (the “Term Loan A Bridge Facility”; and the loan thereunder, the “Term Loan A Bridge Loan”) in an aggregate principal amount of $1.5 billion and a senior unsecured bridge loan (the “Capital Markets Bridge Facility” and together with the Term Loan A Bridge Facility, the “Term Bridge Facility”; and the loan thereunder the “Capital Markets Bridge Loan”; together with the Term Loan A Bridge Loan, the “Bridge Loan”) in an aggregate principal amount of $2.5 billion.

A senior unsecured bridge revolving facility (the “Bridge Revolving Facility”; together with the Term Bridge Facility and Capital Markets Bridge Facility, the “Bridge Facilities”) in an aggregate amount of $3.5 billion, under which the Borrower may borrow loans from time to time.

The loans under the Bridge Revolving Facility are referred to as “Bridge Revolving Loans”. The Lenders providing the Bridge Revolving Loans or holding commitments under the Bridge Revolving Facility are the “Bridge Revolving Lenders.”

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A and C thereto.

Availability:

The Bridge Loan will be made available on the Closing Date. Amounts borrowed under the Bridge Loan that are repaid or prepaid may not be reborrowed.

The Bridge Revolving Facility will be available on or after the Closing Date and any time prior to the Maturity Date. Otherwise, Bridge Revolving Loans will be available at any time prior to the final Maturity Date. Bridge Revolving Loans that are ABR Loans shall be available on same-day notice. Bridge Revolving Loans shall be available in United States Dollars.

Purpose:

The proceeds of the Bridge Loan will be used by Parent and its subsidiaries, together with the proceeds from the Credit Facilities (if any), the Senior Notes (if any), the Bridge Revolving Loans in an amount not to exceed the Transaction Expenses and cash on hand at Parent and its subsidiaries and/or at Acquired Company and its subsidiaries to pay the Transaction Funds and (if applicable) refinance certain indebtedness of the Acquired Company not otherwise contemplated in the Refinancing.

The proceeds of Bridge Revolving Loans may be used by Parent and its subsidiaries on the Closing Date to pay the Transaction Expenses and thereafter, for working capital and other general corporate purposes, including the financing of acquisition, dividends and other distributions on account of the capital stock of Parent.

Security:	None.

Guarantors:	None.

Maturity:	All Bridge Loans and Bridge Revolving Loans will have a maturity date that is 364 days after the Closing Date (the “Maturity Date”). The Bridge Facilities shall have no required amortization.

Interest Rates and Ticking Fees:	For the Bridge Facilities, at the option of the Borrower, Adjusted LIBOR or ABR, in each case, plus the Bridge Applicable Margin.

“Bridge Applicable Margin” means initially (i) 0.375%, in the case of ABR Loans and (ii) 1.375%, in the case of LIBOR Loans. The foregoing margins shall be subject to change after the Closing Date in accordance with the pricing grid set forth below.

The Borrower shall pay a commitment fee on unused commitments under the Bridge Revolving
Facility in the percentages per annum specified in the grid below.

Level	Debt Rating (S&P/Moody ’s/Fitch)	Bridge LIBOR Loan Applicable Margin	Bridge Unused Fee
I	BBB+/Baa1/BBB+ or higher	1.125%	0.125%
II	BBB/Baa2/BBB	1.250%	0.150%
III	BBB-/Baa3/BBB-	1.375%	0.175%
IV	BB+/Ba1/BB+	1.625%	0.250%
V	BB/Ba2/BB or lower	1.750%	0.300%

The Bridge Applicable Margin at each level set forth above shall increase by 0.250% per annum every 90 days following the Closing Date.

The Borrower shall pay a ticking fee (the “Ticking Fees”) on unused commitments under the Bridge Facilities of 0.175% per annum; provided that (i) Ticking Fees shall only be payable if the Closing Date occurs and (ii) Ticking Fees shall accrue from and including the date that is 90 days after the Signing Date to but excluding the earlier of (i) termination or expiration of the commitments under the Bridge Facilities and (ii) the Closing Date.

“Debt Rating” means the respective rating of the non-credit enhanced, senior unsecured debt of Parent issued by Standard & Poor’s Ratings Services (“S&P”), Moody’s Investor Service, Inc. (“Moody’s”) and/or Fitch Ratings (“Fitch”). Debt Rating level changes shall be deemed to take effect as of the day subsequent to the date on which Moody’s or S&P or Fitch, as the case may be, releases the applicable change in its rating.

In the event that Debt Ratings are provided by all of Moody’s, Fitch and S&P, and such Debt Ratings fall within different Levels

(i) if any two ratings are at the same Level, the Bridge Applicable Margin shall be based upon such Level and

(ii)  if no two Debt Ratings are at the same Level, the Applicable Margin shall be based upon the Level which is in the middle of the distribution of the three ratings.

In the event that Debt Ratings are provided by any two of Moody’s, Fitch and S&P,

(i) if such Debt Ratings fall within the same Level, the Bridge Applicable Margin shall be based upon such Level, and

(ii)  if such Debt Ratings fall within different Levels, the Bridge Applicable Margin shall be based on the higher of the two Levels (with Level I being the highest and Level V being the lowest) unless one of the two Debt Ratings is two or more Levels lower than the other, in which case the Bridge Applicable Margin shall be determined by reference to the Level immediately below the Level of the higher of the two Debt Ratings.

In the event that a Debt Rating is provided only by one of Moody’s, Fitch and S&P, the Bridge Applicable Margin shall be based on such level. If no Debt Rating is provided, the Bridge Applicable Margin and the bridge unused fee shall be based on Level V.

The Bridge Applicable Margin with respect to all ABR Loans shall be 100 basis points less than the Applicable Margin with respect to Adjusted LIBOR Loans set forth above, but in any event not less than zero basis points.

The Borrower may elect interest periods of 1, 3 or 6 months (or, if agreed by all relevant Lenders, 12 or fewer months or a period of shorter than 1 month) for Adjusted LIBOR.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based upon the “prime rate”).

Interest shall be payable in arrears

(i) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date,

(ii) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date and

(iii) upon any prepayment or repayment. “ABR” is the Alternate Base Rate, which is the highest of

(i) the prime commercial lending rate announced by the Bridge Administrative Agent as its “prime rate”,

(ii)  the Federal Funds Effective Rate plus 1/2 of 1.0% and

(iii)  the one-month Adjusted LIBOR (as defined below) rate plus 1.0% per annum.

“Adjusted LIBOR” is the greater of (i) 0.0% per annum and (ii) the London interbank offered rate for eurodollar deposits for a period equal to the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Closing Date (or otherwise on the Reuters screen), adjusted for statutory reserve requirements for eurocurrency liabilities; provided that the Bridge Facilities Documentation shall contain customary LIBOR successor language based upon the Bridge Administrative Agent’s ARRC “hardwire” approach.

Duration Fees:

The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Bridge Lenders holding Bridge Loans, in an amount equal to

(i) 0.50% of the aggregate principal amount of the loans and commitments under the Bridge Facilities outstanding (if any) on the date which is 90 days after the Closing Date, due and payable in cash on such day (or if such day is not a business day, the next business day),

(ii)  0.75% of the aggregate principal amount of the loans and commitments under the Bridge Facilities outstanding (if any) on the date which is 180 days after the Closing Date, due and payable in cash on such day (or if such day is not a business day, the next business day) and

(iii)  1.00% of the aggregate principal amount of the loans and commitments under the Bridge Facilities outstanding (if any) on the date which is 270 days after the Closing Date, due and payable in cash on such day (or if such day is not a business day, the next business day).

Funding Fees:

The Borrower will pay (or cause to be paid), in the event that, and to the extent,

(A)  the Term Bridge Facility is drawn on the Closing Date, to the Administrative Agent, for the ratable benefit of each Lender (or its designated affiliate), a funding fee (the “Term Bridge Funding Fee”) in an amount equal to up to 0.50% of the principal amount of the Bridge Loans drawn on the Closing Date, payable on the Closing Date and

(B)  the Revolving Bridge Facility is drawn, to the Administrative Agent, for the ratable benefit of each Lender (or its designated affiliate), a funding fee (the “Revolving Bridge Funding Fee” and, together with the Term Bridge Funding Fee, the “Funding Fees”) in an amount equal to 0.50% of the principal amount of the Revolving Bridge Loans drawn, payable on the date of each drawing (but without duplication of such loans previously borrowed and repaid) until up to the full $3.5 billion Revolving Facility is drawn.

Default Rate:	During the continuance of a payment or bankruptcy event of default, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Mandatory Commitment Reduction and Prepayment:	The aggregate commitments in respect of the Bridge Revolving Facility under the Bridge Facilities Documentation (if and as applicable) shall be permanently reduced, without penalty or premium, in each case, dollar-for dollar, by

(a)   100% of the commitments in respect of any revolving Indebtedness (including the Revolving Facility) received by Parent or any of Parent’s subsidiaries after the Signing Date (but only to the extent the conditions to release or the initial funding thereof are no more restrictive to the Parent than the conditions to availability of the Bridge Revolving Facility) other than Excluded Debt (as defined below) constituting revolving Indebtedness and

(b)   to the extent the commitments and loans in respect of the Term Bridge Facility have been terminated and repaid, any commitments or Net Proceeds described in clauses (a) – (c) below to the extent they would have reduced the Term Bridge Facility (and in the case of clause (d) below, but only to the extent the conditions to release or the initial funding thereof are no more restrictive to the Parent than the conditions to availability of the Bridge Revolving Facility).

On or prior to the Closing Date, the aggregate commitments in respect of the Term Bridge Facility under the Bridge Facilities Documentation (if and as applicable) shall be permanently reduced and after the Closing Date, the loans under the Term Bridge Facility shall be prepaid, without penalty or premium, in each case, dollar-for dollar, by the following amounts (in each case, subject to exceptions to be mutually agreed and consistent with the Bridge Facilities Documentation Considerations, and in the cases of clauses (a) and (c) below, to be applied as between the Term Loan A Bridge Facility and/or the Capital Markets Bridge Facility in the manner directed by the Parent:

(a)   100% of the amount of any Net Proceeds (as defined below) received by Parent or any of its subsidiaries from all non-ordinary course asset sales or other dispositions of property by Parent and its subsidiaries (including proceeds from the sale of stock of any subsidiary of Parent and insurance and condemnation proceeds), in each case in excess of $250 million in the aggregate for all such non-ordinary course asset sales or dispositions and subject to, the right to reinvest such proceeds in the aggregate if such proceeds are reinvested (or committed to be reinvested) within 180 days of the receipt of such Net Proceeds and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after such 180-day period, and other exceptions to be set forth in the Bridge Facilities Documentation;

(b)   (i) 100% of the committed amount of non-revolving Indebtedness and (ii) without duplication, 100% of Net Proceeds received by Parent or any of Parent’s subsidiaries after the Signing Date from any sale or issuance of debt securities or any incurrence of debt for borrowed money (in the case of each of clause (i) and (ii) including into escrow or in the case of commitments but only to the extent the conditions to release or the initial funding thereof are no more restrictive to the Parent than the conditions to availability of the Term Bridge Facility) (collectively, “Debt Issuances”), other than (i) Excluded Debt and (ii) additional Debt Issuances in an amount to be agreed; provided,

(x)   indebtedness in the form of term loans (and commitments in respect thereof) (including the Term Facility) shall be applied to reduce the Term Loan A Bridge Facility prior to reducing the Capital Markets Bridge Facility,

(y)   indebtedness in the form of notes (including the Senior Notes) shall be applied to reduce the Capital Markets Bridge Facility before reducing the Term Loan A Bridge Facility and

(z)   other indebtedness shall be applied pro rata to reduce the Term Bridge Facility;

(c)   100% of the Net Proceeds received by Parent or any of their respective subsidiaries after the Signing Date from any issuance of equity securities or equity-linked securities (including into escrow but only to the extent the conditions to release thereof are no more restrictive to the Parent than the conditions to availability of the Term Bridge Facility) (collectively, the “Equity Issuances”) (other than pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any nonemployee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards or pursuant to dividend reinvestment programs) and

(d)   to the extent commitments in respect of the Bridge Revolving Facility have been terminated, 100% of the commitments in respect of any revolving Indebtedness (including the Revolving Facility) received by Parent or any of Parent’s subsidiaries after the Signing Date other than Excluded Debt (but only to the extent the conditions to release or the initial funding thereof are no more restrictive to the Parent than the conditions to availability of the Bridge Revolving Facility).

For purposes hereof, “Net Proceeds” means, with respect to any event, an amount equal to (a) the proceeds received in respect of such event in cash or cash equivalents, including

(i) in respect of any non-cash proceeds, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received,

(ii)  in the case of a casualty, insurance proceeds that are actually received and

(iii)  in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus

(b)   the sum of

(i) all fees and out-of-pocket expenses paid by Parent and its subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees),

(ii)  in the case of a disposition of an asset,

(A)  any funded escrow established pursuant to the documents evidencing any disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that Parent and/or any of its subsidiaries receives cash in an amount equal to the amount of such reduction,

(B)  the amount of all payments as a result of such event to repay indebtedness secured by such asset or otherwise subject to mandatory prepayment as a result of such event (other than the Bridge Facilities),

(C)  the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of Parent and its subsidiaries as a result thereof and

(D)  the amount of any liabilities directly associated with such asset and retained by Parent or any of its subsidiaries,

(iii)  the amount of all taxes paid (or reasonably estimated to be payable, including any withholding taxes estimated to be payable in connection with the repatriation of such Net Proceeds), and

(iv) the amount of any reserves established by Parent and its subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are associated with such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by Parent at such time of Net Proceeds in the amount of such reduction.

For purposes hereof, “Excluded Debt” means (i) borrowings under the Bridge Facilities, (ii) borrowings for working capital purposes (including under existing trade receivables securitization facilities and other existing trade receivables financings or supply chain financings) or existing purchase money or equipment financing or other existing capex financing or other similar obligations, (iii) factoring arrangements, (iv) capital lease or finance leases, (v) indebtedness, loans, and advances among Parent and/or its subsidiaries, (vi) any indebtedness incurred to refinance any indebtedness that has become due or has matured in accordance with its terms or scheduled to become due or mature prior to December 31, 2022 (including, without limitation, the Existing Credit Agreement), (vii) indebtedness of any foreign subsidiary of Parent, (viii) any indebtedness issued by Parent or a Borrower in exchange for indebtedness outstanding at a subsidiary of Parent, (ix) any indebtedness of the Acquired Company and its subsidiaries not prohibited from being incurred or remaining outstanding under the Merger Agreement prior to the Closing Date, (x) borrowings under the Existing Credit Agreement and (xi) ordinary course letter of credit facilities.

Prepayments from Net Proceeds of asset sales or other dispositions by non-U.S. subsidiaries of Parent will not be required if (and to the extent) such prepayments (or the distribution of such Net Proceeds to the Borrower in connection with such prepayment) would result in material adverse tax consequences to Parent (as reasonably determined by Parent) or would be prohibited or restricted by applicable law, rule or regulation.

Optional Prepayment and Commitment Reduction:	The Bridge Loans and Bridge Revolving Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of a Borrower at any time. Voluntary reductions of the unutilized portion of the Bridge Facilities will be permitted at any time, in minimum principal amounts to be agreed.

Documentation:	The definitive financing documentation for the Bridge Facilities (the “Bridge Facilities Documentation”) shall be documented under a separate credit agreement and contain the terms set forth in this Exhibit B and, to the extent any other terms are not expressly set forth in this Exhibit B, will

(i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date,

(ii)  contain only those conditions, representations, events of default and covenants set forth or referred to in this Exhibit B and such other terms (but no other conditions) as Parent and the Sole Arranger shall reasonably agree,

(iii)  include LIBOR replacement provisions substantially consistent with recommendations provided by the Alternative Reference Rates Commission as set forth above, the definitive terms of which will be negotiated in good faith, and

(iv) be based on and substantially consistent with a credit agreement for similarly rated investment grade borrower to be mutually agreed and subject to

(a) modifications to reflect reasonable administrative, agency and operational requirements of the Bridge Administrative Agent,

(b)   modifications to reflect the terms of the Bridge Facilities set forth in this Exhibit B (taking account of the bridge nature thereof),

(c)   modifications to reflect industry and company specific baskets, carveouts and exceptions related to the Parent and its subsidiaries and the Acquired Company and its subsidiaries in light of their relevant financial metrics, operational and strategic requirements (in each case, after giving effect to the Transactions) and subject to exceptions that give effect to and/or permit the Transactions,

(d)   the financial definitions in the Bridge Facilities Documentation shall be no less favorable to the Borrower than the Existing Credit Agreement, and

(e)   such other changes as mutually agreed

(collectively, the “Bridge Facilities Documentation Considerations”).

The definition of Consolidated EBITDA shall be based on the definition of such in the Existing Credit Agreement and shall include certain specified add-backs and adjustments to be agreed.

Conditions to Borrowing on the Closing Date:

Subject to the Limited Conditionality Provisions, the availability of the initial borrowing under the Bridge Facilities on the Closing Date will be subject solely to

(a)   delivery of a customary borrowing notice; provided that such notice shall not include any representation or statement as to the absence (or existence) of any default of event of default (other than payment and bankruptcy event of default),

(b)   the accuracy of the Specified Representations and the Specified Merger Agreement Representations in all material respects (or if qualified by materiality, all respects), and

(c)   the conditions set forth in Exhibit C to the Commitment Letter.

Conditions to Borrowing after the Closing Date:

The availability of the extensions of credit under the Bridge Revolving Facility after the Closing Date will be subject solely to

(a)   delivery of a customary borrowing notice,

(b)   the accuracy of representations and warranties in all material respects and

(c)   absence of defaults.

Representations and Warranties:	The Bridge Facilities Documentation, after giving effect to the Bridge Facilities Documentation Considerations, but in any event will be limited to the following representations and warranties: (i) existence, qualification and power; compliance with laws; (ii) authorization; no contravention; (iii) governmental authorization; other consents; (iv) binding effect; (v) financial statements; no material adverse effect (as of the Closing Date); (vi) litigation (as of the Closing Date); (vii) taxes; (viii) ownership of properties; liens; (ix) insurance; (x) ERISA compliance; (xi) subsidiaries (as of the effective date); (xii) margin regulations; Investment Company Act; (xiii) disclosures (as of the Closing Date); (xiv) compliance with OFAC and FCPA; (xv) no conflicts with organization documents and material other indebtedness; (xvi) registered intellectual property as of the effective date; and (xvii) business locations and taxpayer identification numbers (as of the effective date).

Affirmative Covenants:

The Bridge Facilities Documentation, after giving effect to the Bridge Facilities Documentation Considerations, but in any event shall be limited to the following affirmative covenants:

(i) financial statements which are customary for transactions of this type (and in any event not to be more restrictive than the Existing Credit Agreement and it being understood that SEC filings shall satisfy financial reporting obligations); (ii) certificates; other information; (iii) notices of defaults and certain other material events; (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with applicable laws; (ix) books and records and related inspection rights limited to financial, corporate and operating data; and (x) use of proceeds (including not in violation of applicable anti-money laundering and sanctions laws).

Negative Covenants:

The Bridge Facilities Documentation, after giving effect to the Bridge Facilities Documentation Considerations, but in any event shall be limited to the following negative covenants:

(i) liens, with a carveout for, among others, liens securing debt for borrowed money in an aggregate outstanding principal amount not to exceed, together with amounts utilized under the Non-Guarantor Debt Basket (as defined below), the greater of 10% of consolidated tangible assets and a commensurate dollar amount (measured as of the Closing Date) (the “General Lien Basket”), and other exceptions to be agreed, including with respect to

(a)   existing secured debt and other existing liens existing on the Closing Date,

(b)   permitted securitizations (when combined with securitizations existing on the Closing Date) in an amount not to exceed $1.5 billion in the aggregate and subject to other customary requirements,

(c)   liens on certain indebtedness of foreign subsidiaries (including obligations secured by the equity interests of a foreign subsidiary) not to exceed an amount to be agreed and subject to other customary requirements,

(d)   liens on assets of a person acquired in connection with an acquisition so long as not created in contemplation of such acquisition,

(e)   liens securing permitted capital leases and purchase money debt obligations, and

(f)   in each case, refinancings thereof subject to customary requirements,

(ii)  indebtedness of non-guarantor subsidiaries of the Borrower with a carveout for, among others, debt for borrowed money in an aggregate outstanding principal amount not to exceed, together with amounts utilized under the General Lien Basket, the greater of 12.5% of consolidated tangible assets and a commensurate dollar amount (measured as of the Closing Date) (the “Non-Guarantor Debt Basket”), and other exceptions to be agreed, including with respect to

(a)   existing debt existing on the Closing Date,

(b)   permitted securitizations (when combined with securitizations existing on the Closing Date) in an amount not to exceed $1.5 billion in the aggregate and subject to other customary requirements,

(c)   certain indebtedness of foreign subsidiaries (including obligations secured by the equity interests of a foreign subsidiary) not to exceed an amount to be agreed and subject to other customary requirements,

(d)   acquired debt in connection with an acquisition so long as not created in contemplation of such acquisition,

(e)   capital leases and purchase money debt not to exceed an amount to be agreed and subject to other customary requirements, and

(f)   in each case, refinancings thereof subject to customary requirements;

(iii)  mergers and other fundamental changes (including sale of subsntatially all assets), customary for transactions of this type;

(iv) transactions with affiliates, customary for transactions of this type; and

(v)   nature of business, customary for transactions of this type.

Financial Maintenance Covenants:

The Bridge Facilities Documentation, after giving effect to the Bridge Facilities Documentation Considerations, but in any event shall be limited to the following financial covenants:

A minimum ratio of Consolidated EBITDA to Consolidated Interest Charges (in each case, as defined in the Existing Credit Agreement (subject to the “Documentation” section above)) of 3.50 to 1.00, tested on the last day of each fiscal quarter, commencing with the first full fiscal quarter after the Closing Date; and

A maximum Consolidated Funded Indebtedness (as defined the Existing Credit Agreement, except not including undrawn letters of credit and bank guarantees) to Consolidated EBITDA of 4.25 to 1.00, tested on the last day of each fiscal quarter, commencing with the first full fiscal quarter after the Closing Date.

Events of Default:

The Bridge Facilities Documentation, after giving effect to the Bridge Facilities Documentation Considerations, but in any event shall be limited to the following negative covenants:

(i)  nonpayment of principal, interest, fees or other amounts (with a 3 business day grace for interest and fees and a 5 business day grace for other amounts (in each case, other than principal));

(ii)  any representation or warranty proving to have been inaccurate in any material respect (or if qualified by materiality, in all respects) when made or confirmed (subject to a 30 day grace period, to the extent capable of being cured);

(iii)   failure to perform or observe covenants set forth in the Bridge Facilities Documentation (with a 30 day grace period (other than preservation of corporate existence (with respect to the Borrower only), inspection rights, transactions with affiliates, reporting requirements, including notice of default; the negative covenants and financial covenants));

(iv) cross-defaults in respect of indebtedness in excess of $175.0 million;

(v)   bankruptcy and insolvency defaults of the Borrower or any significant subsidiary;

(vi) monetary judgment defaults in excess of $175.0 million (to the extent not discharged or stayed while on appeal for at least 60 consecutive days after entry of judgment, and not otherwise covered by insurance or indemnity);

(vii)  actual or asserted invalidity or impairment of Bridge Facilities Documentation and other loan documents;

(viii)  change of control (to be defined in a manner no less favorable to the Borrower than the Existing Credit Agreement but subject to a 50% threshold); and

(ix) ERISA defaults to the extent constituting a material adverse effect.

Cost and Yield Protection:	Substantially consistent with the Bridge Facilities Documentation after giving effect to the Bridge Facilities Documentation Considerations.

Assignment and Participation:

The Bridge Lenders will have the right to assign Bridge Loans after the Closing Date (with the consent of the Parent (other than during any payment or bankruptcy event of default) and such consent not to be unreasonably withheld or delayed).

Subject to the terms of Section 3 of the Commitment Letter, the Bridge Lenders will have the right to participate their Bridge Loans, before or after the Closing Date, to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Voting:	The Bridge Facilities Documentation will include voting provisions on terms and conditions substantially consistent with the Bridge Facilities Documentation after giving effect to the Bridge Facilities Documentation Considerations.

Expenses and Indemnification:	The Bridge Facilities Documentation will include expense and indemnification provisions on terms and conditions substantially consistent with the Bridge Facilities Documentation after giving effect to the Bridge Facilities Documentation Considerations.

Governing Law:	New York.

Counsel to the Bridge Administrative Agent, Sole Arranger and Sole Bookrunner:	Latham & Watkins LLP.

EXHIBIT C

Project Spire

Summary of Additional Conditions2

The initial borrowings under the Bridge Facilities on the Closing Date shall be subject to the following conditions (subject in all respects to the Limited Conditionality Provisions):

1.    The Acquisition shall have been consummated or will be consummated concurrently or substantially concurrently with the closing and funding under the applicable Bridge Facilities in all material respects in accordance with the terms of the Merger Agreement; provided, that no amendment, modification, consent or waiver of any term thereof or any condition to the Parent’s obligation to consummate the Acquisition thereunder (other than any such amendment, modification, consent or waiver that is not materially adverse to any interest of the Lenders) shall be made or granted, as the case may be, without the prior written consent of the Sole Arranger (which consent shall not be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is understood and agreed that (a) any reduction in the purchase price of less than 12.5% in connection with the Acquisition shall not in and of itself be deemed to be material and adverse to the interests of the Lenders or the Lead Arrangers so long as such reduction shall be allocated to a reduction of the commitments under the Bridge Facilities in proportion to the actual percentage that the amount of the Bridge Facilities bears to the pro forma total capitalization of the Parent and its subsidiaries after giving effect to the Transactions and (b) any increase in the purchase price in connection with the Acquisition shall not in and of itself be deemed to be material and adverse to the interests of the Lenders or the Sole Arranger so long as any such increase in the purchase price is not funded with additional indebtedness or preferred equity accounted for as indebtedness that does not, or would not reasonably be expected to, result in a ratings downgrade (excluding, for the avoidance of doubt, funding with the proceeds of the Credit Facilities, Bridge Facilities or the Senior Notes).

2.    The Sole Arranger shall have received

(a)     (i)    audited consolidated balance sheets of Parent and its consolidated subsidiaries as of the end of, and related statements of operations and cash flows of Parent and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and

(ii)    audited consolidated balance sheets, statements of income, statements of shareholders’ equity and statements of cash flows and associated footnotes of the Acquired Company and its consolidated subsidiaries as of and for the fiscal year ended January 31, 2020 and as of and for any fiscal year of the Acquired Company ending after January 31, 2020 and on or prior to the date that is at least 90 days prior to the Closing Date,

[2]

All capitalized terms used but not defined herein shall have the meaning given to them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

(b)     (i)    an unaudited consolidated balance sheet of Parent and its consolidated subsidiaries as at the end of, and related statements of operations and cash flows of Parent and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of a fiscal year) of Parent and its consolidated subsidiaries, subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a)(i) and ended at least 45 days before the Closing Date (in the case of this clause (b)(i), without footnotes) together with the consolidated balance sheet and related statements of operations and cash flows for the corresponding portion of the previous year and

(ii)    an unaudited consolidated balance sheet, statement of income, statement of shareholders’ equity and statement of cash flows of the Acquired Company and its consolidated subsidiaries for, any fiscal quarter (other than the fourth fiscal quarter of any fiscal year of the Acquired Company) ending after the date hereof and on or prior to the date that is at least 45 days prior to the Closing Date, with a comparison to the corresponding fiscal quarter of the prior fiscal year; and

(c)    a pro forma consolidated balance sheet of Parent and its consolidated subsidiaries as of the end, and related statement of operations of Parent and its consolidated subsidiaries for, the four-quarter period ending as of the end of the most recent period referred to in clause (a)(i) or clause (b)(i) above, as applicable, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations).

The Sole Arranger hereby acknowledges (i) receipt of the audited financial statements referred to in clause (a)(i) above for the November 30, 2018, 2019 and 2020 fiscal years of the Parent, receipt of the audited financial statements referred in clause (a)(ii) above for the fiscal year ended January 31, 2020 of the Acquired Company and (ii) that the filing with the Securities and Exchange Commission of such Exchange Act reports or filings containing such financial statements by Parent with respect to the relevant period shall satisfy the foregoing requirements referred to in clauses (a)(i) and (b)(i) .

3.    The Administrative Agent and the Sole Arranger shall have received

(x)     all documentation at least three days prior to the Closing Date and other information about the Borrower that shall have been reasonably requested by the Administrative Agent or Sole Arranger in writing at least 10 business days prior to the Closing Date and that such Administrative Agent or Sole Arranger reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and

(y)     to the extent reasonably requested by the Administrative Agent at least 10 business days prior to the Closing Date and to the extent required by, and in accordance with the requirements of, the Beneficial Ownership Regulation, a beneficial ownership certificate.

4.    (a) The execution and delivery by the Borrower of the Bridge Facilities Documentation which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet and subject to the Limited Conditionality Provisions and the Bridge Facilities Documentation Considerations, and

(b)     delivery to the Sole Arranger of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower (to the extent applicable) and a solvency certificate, as of the Closing Date and after giving effect to the Transactions substantially in the form of Annex I attached to this Exhibit C, of Parent’s chief financial officer, in each case, subject to the Limited Conditionality Provisions and the Bridge Facilites Documentation Considerations.

5.    All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by Parent), shall, upon the initial borrowings under the Bridge Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Bridge Facilities).

6.    Since the date of the Merger Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement) on the Company (as defined in the Merger Agreement).

7.    Substantially concurrently with (or prior to) the funding of the Bridge Facilities, the Refinancing shall be consummated.

EXHIBIT C

ANNEX I

Form of Solvency Certificate

[            ], 202[  ]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [    ] of the Credit Agreement, dated as of [    ] (as amended as of the date hereof, and as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”), by and among [    ] (the “Borrower”), the lending institutions from time to time parties thereto and [    ], as the Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [    ], the Chief Financial Officer of Parent, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of Parent that as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.    For purposes of this certificate, the terms below shall have the following definitions:

(a)    “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Parent and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)    “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Parent and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)    “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Parent and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)    “Will be able to pay their Liabilities as they mature”

On the Closing Date, immediately after giving effect to the consummation of the Transactions, Parent and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by Parent and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

C-1

(e)    “Do not have Unreasonably Small Capital”

On the Closing Date, immediately after giving effect to the consummation of the Transactions, Parent and its subsidiaries on a consolidated basis taken as a whole is a going concern and will not have unreasonably small capital. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by Parent and its subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.

2.    Based on and subject to the foregoing, I hereby certify on behalf of Parent that after giving effect to the consummation of the Transactions, it is my opinion that, as of the date hereof, immediately after giving effect to the consummation of the Transactions, (i) the Fair Value of the assets of Parent and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (ii) the Present Fair Salable Value of the assets of Parent and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) Parent and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) Parent and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

3.    In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Parent and its subsidiaries after consummation of the Transactions.

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IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

[BORROWER]

By:
Name:
	Title:	Chief Financial Officer

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